Venturlist.Com, Inc.

                             Total Authorized Issue
                     50,000,000 Shares Par Value $.001 Each
                                  Common Stock


This is to Certify that ---------------- is the owner of -------------- fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate property enclosed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated:------------------

/s/ Sal Censoprano                      /s/ Steve Bauman
------------------------                -------------------------------
Secretary                                    President